EXHIBIT 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang Ryder  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Consent Settlement Date and
Financing of Transaction through Combination of Private Placement,
Refinancing of Term Loan and Available Cash

KIRKLAND, Wash. – May 19, 2004 - Nextel Partners, Inc. (NASDAQ: NXTP) announced today that in connection with its previously announced consent solicitation commenced in connection with the tender offer for its 11% Senior Notes due 2010 (the “11% Notes”) (CUSIP Nos. 65333FAF4 and 65333FAH0), Nextel Partners has accepted for purchase approximately $352.5 million aggregate principal amount of the outstanding 11% Notes, representing approximately 98.8% of the total principal amount of the 11% Notes outstanding immediately prior to the commencement of the tender offer.  Nextel Partners has paid $1,123.44 per $1,000 principal value at maturity for any 11% Notes tendered before May 11, 2004 (the “Consent Date”), or total consideration of approximately $396.1 million, excluding accrued and unpaid interest.  Nextel Partners has also received the consents necessary to amend the indentures governing the 11% Notes to eliminate certain restrictive covenants and certain related event of default provisions.

The tender offer expires at midnight, New York City time, on May 25, 2004, unless further extended by Nextel Partners.  Holders who validly tender their 11% Notes after the Consent Date, but prior to the expiration of the tender offer will receive $1,088.44 per $1,000 principal value at maturity of the 11% Notes tendered, excluding accrued and unpaid interest.  The tender offer is being made solely upon the terms and is subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated April 28, 2004.  This announcement is not an offer to purchase, or a solicitation of an offer to purchase, with respect to any 11% Notes.

A portion of the 11% Notes accepted for purchase were funded with proceeds from Nextel Partners' private placement of $25 million aggregate principal amount of 8 1/8% Senior Notes due 2011 (the “8 1/8% Notes”), which closed today. The offer and sale of the 8 1/8% Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the 8 1/8% Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

Nextel Partners also announced today that its wholly owned subsidiary, Nextel Partners Operating Corp., has refinanced its existing $375 million tranche B term loan with a new $700 million tranche C term loan. The borrowings under the new term loan will be used to repay the existing tranche B term loan as well as fund a portion of the tender offer for the 11% Notes.  The new term loan will bear interest at LIBOR plus 2.50% and will mature on May 31, 2011, compared with an interest rate of LIBOR plus 3.00% and maturity date of November 30, 2010 under the existing tranche B term loan.  J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. acted as Joint Lead Arrangers and Joint Bookrunners on the new term loan.

A more comprehensive description of the tender offer and consent solicitation can be found in the Offer to Purchase and Consent Solicitation Statement, dated April 28, 2004.  Nextel Partners has retained Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. to serve as Dealer Managers and Solicitation Agents for the tender offer.  Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (800) 487-4870 (toll-free) or in writing, at 48 Wall Street, New York, New York 10005.  Questions regarding the tender offer may be directed to Morgan Stanley at (800) 624-1808 (toll free) or (212) 761-1941, or in writing at 1585 Broadway, Second Floor, New York, NY 10036, or JPMorgan at (212) 270-9769, or in writing at 270 Park Avenue, New York, NY 10017.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners' actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners' current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners' reports filed with the Securities Exchange Commission, including Nextel Partners' annual report on Form 10-K for the year ended December 31, 2003 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in mid-sized and rural markets in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including Nationwide Direct Connect®, cellular voice, cellular wireless Internet access and short messaging, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel's or Nextel Partners' all-digital wireless network, which currently covers 294 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.

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